UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 2, 2010

MCAFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31216	77-0316593

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2821 Mission College Boulevard
Santa Clara, California 95054
(Address of principal executive offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
     A special meeting of the stockholders of McAfee, Inc., a Delaware corporation (“McAfee”), was held on November 2, 2010 (the “Special Meeting”), to vote upon the following proposals: (1) a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2010, among Intel Corporation, a Delaware corporation (“Intel”), Jefferson Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Intel, and McAfee, as it may be amended from time to time (the “Merger Agreement”), pursuant to which McAfee will be acquired by Intel (the “Transaction”)(“Proposal One”), (2) a proposal to adjourn or postpone the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or pursuant to the terms of the Merger Agreement (“Proposal Two”), and (3) a proposal to consider and vote on such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting (“Proposal Three”).
     As of September 20, 2010, the record date for determining the McAfee stockholders entitled to vote on the proposals presented at the Special Meeting (the “Record Date”), there were 154,013,633 shares of McAfee common stock issued and outstanding. At the Special Meeting, the holders of 113,553,186 shares of McAfee’s issued and outstanding common stock were represented in person or by proxy, constituting a quorum. The approval of Proposal One required the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock entitled to vote at the Special Meeting in person or by proxy, in accordance with Delaware law.
     At the Special Meeting, McAfee stockholders approved Proposal One by the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock entitled to vote at the Special Meeting, in person or by proxy, as of the Record Date. The vote to approve Proposal Two and Proposal Three was not needed.
     The final voting results for Proposal One are set forth below:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
113,457,712	75,706	19,768	0
     The Transaction remains subject to regulatory approvals and the satisfaction or waiver of certain other closing conditions set forth in the Merger Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
By:	/s/ Mark Cochran
	Name:	Mark Cochran
	Title:	Executive Vice President and Chief Legal Officer/General Counsel

Date: November 2, 2010